Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-147201) of our report dated March 30, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Forest City Enterprises, Inc’s’ Annual Report on Form 10-K for the year ended January 31, 2009. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
April 1, 2009